Exhibit 1
FOR IMMEDIATE RELEASE
April 27, 2006
Contact Information:
Nissin Co., Ltd.
Hitoshi Higaki
Senior Managing Director
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nissin-f.co.jp
Notice Regarding Adjustments in Financial Forecasts
     Nissin Co., Ltd. (the “Company”) hereby announces that, as described below, the Company has revised its financial forecasts for the fiscal year ended March 31, 2006, which were made public on December 20, 2006.
1.	Adjustments in financial forecasts (Japanese GAAP) for the fiscal year ended March 31, 2006 (April 1, 2005 ~ March 31, 2006)
(1)	Consolidated

	(Units: millions of yen except percentages)
	Operating Revenue	Ordinary Income	Net Income
Previous Projections (A)	60,000	13,000	9,500
Revised Projections (B)	60,900	12,700	9,000
Difference (B-A)	900	(300)	(500)
Percent Change (%)	1.5	(2.3)	(5.2)
(For reference) Previous Fiscal Year’s Results	45,867	8,592	6,525
(Fiscal Year Ended March 31, 2005)
(2)	Non-Consolidated

	(Units: Millions of Yen except percentages)
	Operating Revenue	Ordinary Income	Net Income
Previous Projections (A)	34,500	9,000	7,500
Revised Projections (B)	34,100	8,100	6,900
Difference (B-A)	(400)	(900)	(600)
Percent Change (%)	(1.2)	(10.0)	(8.0)
(For reference) Previous Fiscal Year’s Results	32,370	7,989	6,279
(Fiscal Year Ended March 31, 2005)
2.	Reasons for the adjustments in financial forecasts (Japanese GAAP)
(1)	Consolidated

A subsidiary of the Company (Nissin Servicer Co., Ltd.) has successfully advanced its loan servicing business for the fiscal year ended March 31, 2006. However, another subsidiary of the Company (APREK CO., LTD.) decided to post provisions for losses on interest repayments, taking into account “Auditing Considerations for Consumer Finance Companies, etc, based on the Supreme Court’s Ruling Relating to the Application of Deemed Interest Payment Provision stipulated in the Money Lending Business Restriction Law” published by the Japanese Institute of Certified Public Accountants (JICPA) on March, 2006. Therefore, the Company has revised its financial forecasts, as stated above.
(2)	Non-Consolidated

Despite growth of loans receivable (215,056 million yen); especially in Real Estate Finance, which increased by 69,894 million yen, the average interest rates of loans receivable have become lower, due to the expansion of secured loans. The Company has also decided to post provisions for losses on interest repayments (590 million yen). Therefore, the Company has adjusted its Non-consolidated financial forecasts, as shown above.

Note: precise figures are now being calculated. Therefore, final settlement of financial results for the fiscal year ended March 31, 2006, is expected to be announced on or around May 8, 2006.

3.	Statements About Future Projections
These materials contain forward-looking statements about our industry, our business, our plans, and objectives, our financial condition and our results of operations that are based on our current expectations, assumptions, estimates and projections. These forward-looking statements are subject to various risks and uncertainties. These statements discuss future expectations, identify strategies, discuss market trends, contain projections of results of operations or of financial condition, or state other forward-looking information. Known and unknown risks, uncertainties and other factors could cause our actual results to differ materially from and be worse than those contained in or suggested by any forward-looking statement. We cannot promise that our expectations, projections, anticipated results, estimates or other information expressed in or underlying these forward-looking statements will turn out to be correct.

Important risks and factors that could cause our actual results to differ materially from the forward-looking statements include, without limitation:
•	the effect of weak domestic economic conditions;

•	intensified customer acquisition competition by entry of major financial institutions and IT companies;

•	misconduct by an employee or director and our exposure to negative publicity of the consumer or business finance industries generally or us specifically;

•	the effect of potential changes to legislation and accompanying enforcement, and restrictions and regulations associated with domestic or U.S. law;

•	the growing variety of legal means with which debtors can seek protection from creditors;

•	availability of funding on favorable terms and potential changes to government policy, including Japan’s monetary policy;

•	the reliability of information or technological systems and networks;

•	the influence of our president and his family over important decisions;

•	the effect of economic environment over our operating assets portfolio;

•	the effect of the change in investment market environment; and

•	our ability to pursue and maintain profitable joint ventures and strategic alliances;
Risk and uncertainties which may affect our business results are not limited to the factors listed above, as unknown risks and uncertainties may be as yet unexpected to us.